UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2016

PFO GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-167380	65-0434332
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

14401 Beltwood Parkway W., Suite 115 Farmers Branch, Texas	75244
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 251-4333

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2016, Brigitte Rousseau, the former chief financial officer of PFO Global, Inc. (the “Company”), entered into a consulting agreement with the Company (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Ms. Rousseau agreed to provide certain advisory services to the Company, as directed by the Company’s board of directors (the “Board”), for up to twenty hours per week for a period of six months. The Company agreed to pay to Ms. Rousseau (i) a monthly fee in the amount of $12,330.00 (the “Consulting Fee”) and (ii) for any hours worked by Ms. Rousseau pursuant to the Consulting Agreement that exceed eighty hours in any calendar month, an additional fee of $100.00 per hour.

The term of the Consulting Agreement commenced on September 1, 2016 and continues until February 28, 2017, subject to the early termination provisions provided in the Consulting Agreement (the “Term”). If the Consulting Agreement is terminated by the Company for Cause (as defined below) or by Ms. Rousseau, the Company agreed to pay to Ms. Rousseau any unpaid amount of the Consulting Fee that has accrued prior to the date of termination. If the Consulting Agreement is terminated by the Company without Cause or as a result of Ms. Rousseau’s death or disability, the Company agreed to pay to Ms. Rousseau any unpaid amount of the Consulting Fee that has accrued prior to the date of termination and any unpaid amount of the Consulting Fee that is payable to Ms. Rousseau through the end of the Term. “Cause” is defined in the Consulting Agreement as (i) a charge or indictment of Ms. Rousseau relating to a state or federal statutory or common law in connection with a crime involving moral turpitude, theft, embezzlement or fraud or any felony, which in the good faith judgment of the Board may or will adversely affect the Company or any of its subsidiaries or affiliates or Ms. Rousseau’s ability to perform the Services; (ii) a conviction of, or a pleading of no-contest by, Ms. Rousseau to any felony; (iii) Ms. Rousseau’s dishonesty, fraud, unethical or illegal act, misappropriation or embezzlement in relation to the Company or any of its subsidiaries or affiliates at any time or Ms. Rousseau’s performance of the Services or which, in the good faith judgment of the Board, does (or could reasonably be likely to) damage the Company or any of its subsidiaries or affiliates or any of their reputations; (iv) Ms. Rousseau’s material failure to perform the Services for the Company or any of its subsidiaries or affiliates, which failure is not reasonably cured within fourteen days following Ms. Rousseau’s receipt of written notice of such failure from the Company; or (vii) a material breach of the Consulting Agreement or any other written agreement, signed by all of the parties thereto, between Ms. Rousseau and the Company or any of any of its affiliates or subsidiaries, which breach is not reasonably cured within fourteen days following Ms. Rousseau’s receipt of written notice of such breach from the Company, provided that such right to cure shall not be applicable in the event that Ms. Rousseau has received written notice of an identical breach on one or more occasions in the past or where such breach is not capable of being cured.

Pursuant to the Consulting Agreement, and among other items, Ms. Rousseau agreed to a general release and waiver and, for the duration of the Term and for a one-year period after the Term, a non-competition covenant and a non-solicitation covenant.

The foregoing is a summary of the material terms and conditions of the Consulting Agreement and is not a complete discussion of the Consulting Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Consulting Agreement, dated October 10, 2016, by and between PFO Global, Inc. and Brigitte Rousseau.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PFO GLOBAL, INC.

Date: October 14, 2016	By:	/s/ Mahesh Shetty
	Name:	Mahesh Shetty
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit
10.1	Consulting Agreement, dated October 10, 2016, by and between PFO Global, Inc. and Brigitte Rousseau.